Exhibit 10.1

CHANGE IN CONTROL
AND SEVERANCE AGREEMENT
BETWEEN
RUDDICK CORPORATION and THOMAS W. DICKSON

            This Change in Control and Severance Agreement ("Agreement") is made and entered into as of this 19th day of September, 2007, by and between Thomas W. Dickson, an individual ("Executive"), and Ruddick Corporation, a North Carolina corporation in Charlotte, North Carolina ("Company").  As used herein, the term "Company" shall include the Company and any and all of its subsidiaries, unless the context otherwise requires.

RECITALS

WHEREAS, the Board of Directors of the Company ("Board") recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the resultant uncertainty as to the Executive's responsibilities, compensation, or continued employment, may result in the departure or distraction of the Executive which may be detrimental to the financial performance of the Company; and

WHEREAS, the Board believes it is important to the Company and the interests of its stockholders, should the Company receive acquisition or combination proposals from outside parties, to enable the Executive, without being distracted by the uncertainties of his own employment situation, to perform his regular duties and to act objectively in connection with any such proposals; and

WHEREAS, the Board further recognizes that it is in the best interests of the Company and Executive to provide a reasonable level of financial protection to the Executive in the event of certain non-change in control severance situations to resolve any related uncertainty related to such issues and encourage continuity of management; and

WHEREAS, the Company considers it essential to the best interests of the Company, its shareholders, and its employees generally to agree to provide the benefits set forth below; and

WHEREAS, the Company and the Executive desire to enter into the agreements set forth herein, and the Company and the Executive hereby agree to the terms set forth below.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

            1.         Employment.     The parties acknowledge that this Agreement does not alter Executive's status as an "at will" employee of the Company.

            2.         Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified below.

"Cause" shall mean (a) fraud; (b) embezzlement; (c) conviction or other final adjudication of guilt of Executive of any felony; (d) a material breach of, or the willful failure by Executive to perform and discharge Executive's duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by Executive intended to result in personal enrichment of Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates; (f) intentional material damage to the property or business of the Company; or (g) gross negligence.  The determination of Cause under (d), (e), (f) and (g) shall be made by the Board in its reasonable judgment.

"Change in Control" shall mean a "change in ownership," a "change in effective control," or a "change in the ownership of substantial assets" of a corporation as generally described in Treasury Regulation Section 1.409A-3(i)(5) and as specifically set forth below (which events are collectively referred to herein as "Change in Control events").  Notwithstanding any provision herein to the contrary, to qualify as a Change in Control, the occurrence of the Change in Control event must be objectively determinable and any requirement that any person, such as the Compensation Committee of the Board, certify the occurrence of a Change in Control event must be strictly ministerial and not involve discretionary authority.  To constitute a Change in Control with respect to the Executive, the Change in Control event must relate to (i) the corporation for which the Executive is performing services at the time of the Change in Control or (ii) the corporation that is a majority shareholder of a corporation identified in clause (i) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in clause (i) above.

(a)        A "change in ownership" of a corporation occurs on the date that any one person or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.  However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below)).

(b)        Notwithstanding that a corporation has not undergone a change in ownership under paragraph (a) above, a "change in effective control" of a corporation occurs on the date of either:

(i)         Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or

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(ii)        A majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election.

For purposes of this paragraph (b), the term "corporation" refers to Ruddick Corporation.

(c)        A "change in the ownership of substantial assets" of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  For purposes of this paragraph (c), the term "corporation" refers to Ruddick Corporation and Harris Teeter, Inc.

"CIC Accrued Bonus" shall mean the greater of the amounts determined based upon the bonus schedule in effect pursuant to the Ruddick Corporation Cash Incentive Plan calculated based upon the annualized NOPAT return on invested capital for the fiscal period to date as of the most recent fiscal quarter ending on or before (a) the date of the Executive's termination or (b) the Change in Control.

"CIC Average Prior Bonus Payments" shall mean the greater of the average of the Executive's prior three (3) year's total bonus payments paid with respect to the three (3) full fiscal years ending (a) on or prior to the Change in Control or (b) on or prior to the date of the Executive's termination.

"CIC Prorated Bonus" shall mean the amount determined based upon the bonus schedule in effect pursuant to the Ruddick Corporation Cash Incentive Plan calculated based upon the annualized NOPAT return on invested capital for the fiscal period to date as of the most recent fiscal quarter ending on or before the Change in Control.

 "Code" shall mean the Internal Revenue Code of 1986, as amended.

"Disability" or "Disabled" shall mean that the Executive: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health or disability insurance plan covering Company employees.

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"Good Reason" shall mean the termination by Executive of Executive's employment with the Company and all its affiliates and subsidiaries that are considered a single employer within the meaning of Sections 414(b) and 414(c) of the Code within twenty-four (24) months following a Change in Control which is due to (i) a material diminution of Executive's responsibilities, or working conditions, or duties including, without limitation, the Executive ceasing to be the Chief Executive Officer of a publicly traded company; (ii) a material diminution in the Executive's base salary or potential incentive compensation; (iii) a material negative change in the terms or status of this Agreement; or (iv) a forced relocation of the Executive outside of a thirty (30) mile radius of the intersection of Trade and Tryon Streets in Charlotte, North Carolina; provided, however, the Executive shall provide written notice to the Company of the initial existence of the condition causing the change in terms or status no more than ninety (90) days after the change in terms or status occurs and the Company shall have thirty (30) days to resolve the issue causing the change in terms or status.  If the Company resolves such issue, then Executive's employment shall not be subject to the Good Reason provisions of this Agreement as to such issue.

"Severance Accrued Bonus" shall mean the amount determined based upon the bonus schedule in effect pursuant to the Ruddick Corporation Cash Incentive Plan calculated based upon the annualized NOPAT return on invested capital for the fiscal period to date as of the most recent fiscal quarter ending on or before the date of the Executive's termination.

"Severance Average Prior Bonus Payments" shall mean the average of the Executive's prior three (3) year's total bonus payments paid with respect to the three (3) full fiscal years ending on or prior to the date of the Executive's termination.

"Specified Benefits Period" shall mean:

(a)        Two (2.0) years if Executive's employment is terminated prior to or more than twenty-four (24) months following a Change in Control; or

(b)        Three (3.0) years if Executive's employment is terminated within twenty-four (24) months following a Change in Control.

3.         Term.   The Agreement shall commence on the date hereof and shall continue in effect until terminated by written agreement between the Company and the Executive or until the Executive's employment with the Company has been terminated.

4.         Severance Benefit.  (a) In the event Executive's employment is terminated by the Company prior to a Change in Control or more than twenty-four (24) months following a Change in Control other than for Cause, death, or Disability, the Company shall pay to Executive, in a single lump sum, an amount equal to two (2.0) times: (i) the Executive's current base salary; plus (ii) the greater of the Executive's current year  Severance Accrued Bonus compensation or the Severance Average Prior Bonus Payments.  Subject to Section 20 below, such amount shall be payable immediately upon Executive's termination of employment.

(b) In the event Executive's employment is terminated by the Company prior to a Change in Control or more than twenty-four (24) months following a Change in Control other than for Cause, the Company shall pay to Executive, in a single lump sum, a partial year pro-rated bonus under the Ruddick Corporation Cash Incentive Plan.  Such bonus amount shall be determined by

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 multiplying the Severance Accrued Bonus amount by a fraction, the numerator of which is the number of full and partial months of Executive's employment during the Company's fiscal year that includes Executive's termination and the denominator of which is twelve (12).  Subject to Section 20 below, such amount shall be payable to Executive in a lump sum immediately upon Executive's termination of employment.

5.         Change in Control Benefit.  (a) In the event Executive's employment is terminated by the Company within twenty-four (24) months after a Change in Control other than for Cause, death, or Disability, or if a Good Reason termination occurs, the Company shall pay to Executive, in a single lump sum, an amount equal to 2.99 times: (i) the Executive's current base salary; plus (ii) the greater of the Executive's current year  CIC Accrued Bonus compensation or the CIC Average Prior Bonus Payments.  Subject to Section 20 below, such amount shall be payable immediately upon Executive's termination of employment.

            (b) In the event Executive's employment is terminated by the Company within twenty-four (24) months after a Change in Control other than for Cause, or if a Good Reason termination occurs, the Company shall also pay to Executive, in a single lump sum, a partial year pro-rated bonus under the Ruddick Corporation Cash Incentive Plan.  Such bonus amount shall be determined by multiplying the CIC Prorated Bonus amount by a fraction, the numerator of which is the number of full and partial months of Executive's employment during the Company's fiscal year to the date of Change in Control and the denominator of which is twelve (12).  Subject to Section 20 below, such amount shall be payable to Executive in a lump sum immediately upon Change in Control.  It is anticipated that the Executive will receive as part of his continuing compensation a pro-rated bonus for the period following a Change in Control through the Executive's termination of employment.

  6.         Stock Option and Award Plan.  In the event Executive's employment is terminated by the Company either before or after a Change in Control other than for Cause, or if a Good Reason termination occurs, Executive shall be entitled to payment of a bonus under the Addendum to the Ruddick Corporation 2002 Comprehensive Stock Option and Award Plan based upon the Company's actual performance up to the date Executive's employment is terminated.  The bonus, to the extent paid, shall be those shares, or the cash equivalent thereof, of Restricted Stock that are performance-based and were awarded to the Executive, subject to achievement of performance criteria, during the November prior to the termination of the Executive's employment, unless previously awarded, and this bonus shall become 100% vested.  Subject to Section 20 below, such amount shall be payable to Executive in a lump sum immediately upon Executive's termination of employment.

7.         Other Benefits.  In the event Executive's employment is terminated by the Company either before or after a Change in Control other than for Cause, death, or Disability, or if a Good Reason termination occurs, the Company shall continue to provide for the Specified Benefits Period following Executive's termination of employment: (i) employee and, if applicable, dependent medical/dental coverage under the Company's group health plan at the premium rates applicable for active employee and dependent rates and (ii) the following benefits fully paid by the Company:

(a)        Disability benefits comparable to those provided to the executive under the company-paid long-term and short-term disability plans, including salary continuation plans;

(b)        Key Employee Life Insurance Plan benefits; and

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(c)        Executive Bonus Insurance and related tax gross-ups.

Alternatively, Executive may waive coverage under any or all of such benefit plans and Company shall pay an additional lump sum payment to Executive equal to the Company's cost of the waived benefits and related tax gross-up, if applicable, for the Specified Benefits Period.  Notwithstanding the above, if the Company is not able to provide any of the benefits described above under the terms of the applicable plan documents, Company shall pay Executive an additional lump sum payment equal to the Company's cost and related tax gross-up, if applicable, for the portion of the Specified Benefits Period for which such coverage cannot be provided.  Payments or reimbursements under this Section 7 shall be delayed as necessary to comply with Section 409A of the Code and Section 20 of this Agreement.  Any payments or reimbursements that are delayed to comply with Section 409A of the Code and Section 20 shall be paid to Executive in a lump sum as soon as practicable after the end of the six-month period following the date of Executive's termination of employment.

8.         Excess Parachute Payments.     To the extent that payments under Sections 5, 6, and 7  together with any other payments or benefits that Executive becomes entitled to as a result of Executive's termination of employment following a Change in Control, cause a "parachute payment," as defined in Section 280G(b)(2) of the Code, the Company shall indemnify Executive and hold Executive harmless against all claims, losses, damages, penalties, expenses, and excise taxes relating thereto.  To effect this indemnification, the Company shall pay Executive an additional amount that is sufficient to pay any excise tax imposed by Section 4999 of the Code on payments and benefits to which Executive is entitled without the additional amount plus any penalties or interest imposed by the Internal Revenue Service in regard to such amounts, plus another additional amount sufficient to pay all the excise and income taxes on the additional amounts.  The determination of any additional amount that must be paid under this section at any time shall be made in good faith by the independent auditors then employed by the Company.  Subject to Section 20 below, such amount shall be paid no later than December 31 of the year that includes Executive's termination of employment.

9.         Non-competition and Non-solicitation Agreement.  During the term of this Agreement and for a period of twenty-four (24) months thereafter ("Non-compete Period"), Executive shall not directly or indirectly enter into an employment relationship or a consulting arrangement (or other economically beneficial arrangement) with any grocer, grocer holding company, or textile manufacturing or distribution company which is a competitor of the Company (a "Competitor") which would involve Executive working in, consulting with respect to, overseeing or otherwise servicing any market area or customers over which Executive had responsibility at the time of his termination or during the 24-month period immediately prior to such termination. The obligations contained in this Section 9 shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a Competitor corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

              9.1        During the Non-compete Period, Executive shall not directly or indirectly, either as an independent contractor, employee, consultant, agent, partner, joint venturer or otherwise through another person or entity,  including but not limited to a Competitor, (i) solicit, induce or attempt to induce (or aid any person or entity in doing so) any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire or engage any person who was an employee of the Company or any subsidiary at any time during the six (6) month

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 period preceding Executive's hiring or engagement of such employee, (iii) solicit or induce or attempt to induce (or aid any person or entity in doing so) any customer, supplier, or other person or entity in a business relation with the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, or person or entity in a business relation with the Company or (iv) take any action or make any statements that interfere with the relationship between the Company and its shareholders.  For purposes of this Section 9, the phrase "customer, supplier or other person or entity in a business relation with Company" shall mean those persons or entities with whom the Company did business, had work in progress or delivered an offer to perform services during the 24-month period immediately prior to the termination of the Executive.

                        9.2        If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law and that such revised restrictions may be enforced against Executive. Executive agrees that the restrictions contained in this Section 9 are reasonable and appropriate when considered in light of the nature and extent of the business of the Company.

            9.3        In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 9, the Non-compete Period shall be tolled until such breach or violation has been duly cured.

           9.4        The existence of any claim or cause of action of Executive against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement of Sections 9, 10 or 11 of this Agreement by the Company.

           9.5        The Non-compete Period shall be extended commensurately for any period of time during which the covenants set forth in this Section 9 are contested.

Notwithstanding the above, the provisions of this Section 9 shall not apply to Executive in the event Executive's employment terminates following a Change in Control.

10.        Confidentiality.  Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential information relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliates. After termination of Executive's employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon the termination of Executive's employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by Executive in

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 connection with Executive's employment hereunder (including all copies of the foregoing) in Executive's possession or control and all of the Company's equipment and other materials in Executive's possession or control.

11.        Non-Disparagement.  Unless compelled to do so by a court of competent jurisdiction, Executive agrees that, upon termination of this Agreement, he will not, in any way, disparage the Company, any of its subsidiaries, or related companies or any of its officers, directors, employees, or shareholders.  Executive agrees that he will not discuss the business affairs of the Company, or the business and/or personal affairs of its board members, officers, employees, or shareholders with any person for any purpose, and further, Executive agrees that if he is contacted by any person and asked for information concerning the Company or the aforementioned persons that Executive will say only that he is duty bound to have no discussions with any person about any aspect of the operations of the Company or the business or personal affairs of the Company's board members, officers, or employees.  Executive agrees that he will not, nor shall he cause or encourage another person to publish any information about the Company, its board members, officers, employees, or shareholders to any person or to any print or electronic media, including but not limited to, newspapers, magazines, periodicals, billboards, pamphlets, leaflets, web logs, message boards, e-mail, or the internet.   The Company agrees that, unless compelled by a court of competent jurisdiction, it will not disparage Executive in a similar manner to the restrictions on Executive as set forth above, and will take actions necessary to have any statements about Executive that are the result of inquiries by prospective employers or others seeking references made only by persons mutually agreed to by the Executive and Company and providing only content and information mutually agreed to by the Executive and Company.  This mutual non-disparagement clause shall have unlimited duration.

12.        Attorney's Fees.  (a)  If Executive's employment is terminated by the Company prior to a Change in Control or more than twenty-four (24) months following a Change in Control, to the extent necessary, this Section 12(a) shall apply.  In the event that Executive is reasonably required to engage legal counsel to enforce Executive's rights hereunder against the Company, Executive shall be entitled to receive from the Company Executive's reasonable attorneys' fees and costs, which shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis; provided that Executive shall not be entitled to receive those fees and costs related to matters, if any, which were the subject of litigation and with respect to which a judgment is rendered against Executive.

(b)  If Executive's employment is terminated by the Company within twenty-four (24) months after a Change in Control, or if a Good Reason termination occurs, to the extent necessary, this Section 12(b) shall apply.  It is the intent of the parties that the Executive not be required to incur the legal fees and expenses associated with the protection or enforcement of Executive's rights under this Agreement by litigation or other legal action because such costs would substantially detract from the benefits intended to be extended to the Executive hereunder, nor be bound to negotiate any settlement of Executive's rights hereunder under threat of incurring such costs.  Accordingly, if it should appear to the Executive that the Company is or has acted contrary to or is failing or has failed to comply with any of its obligations under this Agreement for the reason that it regards this Agreement to be void or unenforceable or for any other reason, or that the Company has purported to terminate Executive's employment for Cause or is in the course of doing so in either case contrary to this Agreement, or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits provided or intended to be provided to Executive hereunder, and the Executive has acted in good faith to perform Executive's obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of

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 Executive's choice at the expense of the Company to represent  Executive in connection with the protection and enforcement of Executive's rights hereunder, including without limitation, representation in connection with termination of Executive's employment contrary to this Agreement or with the initiation or defense of any litigation or other legal action, whether by or against the Executive or the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction.  The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel representing the Executive and other officers or key executives of the Company in connection with the protection and enforcement of their rights under similar agreements between them and the Company, and, unless in Executive's sole judgment use of common counsel could be prejudicial to Executive or would not be likely to reduce the fees and expenses chargeable hereunder to the Company, the Executive agrees to use Executive's best efforts to agree with such other officers or executives to retain common counsel.

13.        Assignment.      The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of the Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

14.        Provisions Severable/Savings Clause.     If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

15.        Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

16.        Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by the parties hereto.

17.        Governing Law.  The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina.

18.        Withholding.  The Company may withhold from any amount payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

19.        Successors and Assigns. This Agreement shall be binding on the respective parties' successors and assigns.

20.        Specified Employees.  If a payment is payable under the Agreement due to a "separation from service" for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and the Executive is determined to be a "specified employee" (as determined under Treasury Regulation Section 1.409A-1(i) and related

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 Company procedures), then the payment shall be made on a date that is six months after the date of the Executive's separation from service to the extent necessary to comply with the requirements of Section 409A of the Code and related treasury regulations.

21.        Compliance With Section 409A.  Notwithstanding any other provision of this Agreement, to the extent applicable, this Agreement is intended to comply with Section 409A of the Code and the regulations (or similar guidance) thereunder, as in effect from time to time.  To the extent any provision of this Agreement is contrary to or fails to address the requirements of Section 409A of the Code and applicable treasury regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowable under applicable treasury regulations until the Agreement is appropriately amended to comply with such requirements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THOMAS W. DICKSON

   /s/ THOMAS W. DICKSON

RUDDICK CORPORATION

By:    /s/ JOHN B. WOODLIEF

Title:     Vice President and CFO

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